EXHIBIT 99.1

MARTIN MARIETTA REPORTS THIRD QUARTER 2018 RESULTS

COMPANY ACHIEVED RECORD THIRD-QUARTER REVENUES,

GROSS PROFIT AND EARNINGS PER DILUTED SHARE

Double-Digit-Growth in Consolidated Revenues, Gross Profit and Net Earnings

Shipments and Pricing Increased for Aggregates, Cement and Ready Mixed Concrete

Cement Product Gross Margin Expanded 210 Basis Points

Magnesia Specialties Business Posted Record Revenues and Gross Profit

2018 Guidance Updated to Reflect Impact of Weather-Related Events

RALEIGH, N.C. (November 6, 2018) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the third quarter ended September 30, 2018.

Highlights Include the Following:

	Quarter Ended September 30,
($ in thousands, except per share)	2018	2017
Total revenues [1]	$1,219,640	$1,087,732
Products and services revenues [2]	$1,142,218	$1,022,487
Building Materials business products and services revenues	$1,073,853	$962,598
Magnesia Specialties business products and services revenues	$68,365	$59,889
Gross profit	$312,984	$291,678
Adjusted gross profit [3]	$321,333	$291,678
Earnings from operations	$240,662	$226,964
Adjusted earnings from operations [4]	$256,213	$228,278
Net earnings attributable to Martin Marietta	$180,221	$151,546
Adjusted EBITDA [5]	$348,984	$303,276
Earnings per diluted share	$2.85	$2.39

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

Adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.  See appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

Adjusted earnings from operations exclude acquisition-related expenses, net; an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; and a restructuring charge.  See appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

[5]	Adjusted EBITDA is a non-GAAP financial measure. See appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

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Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our record third-quarter results demonstrate Martin Marietta’s strong execution as we capitalized on the improving strength of the current construction cycle while successfully managing through near-term challenges. Aggregates, cement and ready mixed concrete shipments meaningfully accelerated in July and August under normal operating conditions.  Pricing also improved, highlighting robust product demand across our geographic footprint. In September, extraordinary weather challenges, including record Texas rainfall and devastation from Hurricane Florence, mostly in the Carolinas, adversely impacted our third quarter. As a result, Texas, our largest state by revenues, and North Carolina, our third-largest state by revenues and leading state by unit profitability, were disproportionately negatively affected during the industry’s busiest and most profitable period. Despite these short-term disruptions, we remain on track to once again deliver record revenues and EBITDA (Earnings Before Interest, Taxes, and Depreciation and Amortization) for the full year, and we are well-positioned to continue our growth trajectory in 2019.

“We believe the ongoing construction cycle will continue to promote sustainable and steady growth for the foreseeable future, fueled by strong underlying demand and the long-awaited arrival of increased public-sector activity.  A compelling need for greater infrastructure investment exists to address much-needed maintenance and improvements, support economic growth and rebuild from weather events. We are encouraged by the recent and ongoing actions state and local governments are taking to secure additional funding for transportation projects. Indeed, Martin Marietta is poised to benefit from an acceleration in public lettings and contract awards in key states such as Texas, Colorado, North Carolina, Georgia and Florida. We are prepared to meet these future market demands. Important catalysts to do so will come from increased contractor capacity and logistics improvements. While getting better, these bottlenecks have nonetheless contributed to project delays and constrained construction growth in recent years. That said, these factors are also extending the construction cycle and promoting steady growth.”

Mr. Nye concluded, “Assessing these macroeconomic factors holistically and applying them to Martin Marietta, we anticipate increased private-sector demand, improving infrastructure construction activity and favorable pricing trends throughout 2019. We expect our key states to benefit from continued, favorable construction growth due to their attractive economic drivers and population trends. Our strategic geographic footprint, leading market positions, disciplined execution of our strategic plan and world-class attributes across our business - including safety, efficiency and operational excellence - firmly position Martin Marietta for both further growth and shareholder value creation.”

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Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

	Quarter ended September 30, 2018
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$687,800	$209,082	30.4%
Cement	98,223	32,543	33.1%
Ready mixed concrete	254,686	20,632	8.1%
Asphalt and paving	99,983	25,606	25.6%
Less: interproduct revenues	(66,839)	-	-
Products and services	1,073,853	287,863	26.8%
Freight	72,264	(47)	NM
Total Building Materials business	1,146,117	287,816	25.1%
Magnesia Specialties business:
Products and services	68,365	26,823	39.2%
Freight	5,158	(1,076)	NM
Total Magnesia Specialties business	73,523	25,747	35.0%
Corporate	-	(579)	NM
Total	$1,219,640	$312,984	25.7%

	Quarter ended September 30, 2017
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$590,312	$187,065	31.7%
Cement	88,470	27,459	31.0%
Ready mixed concrete	240,222	23,913	10.0%
Asphalt and paving	110,973	28,873	26.0%
Less: interproduct revenues	(67,379)	-	-
Products and services	962,598	267,310	27.8%
Freight	61,229	1,012	NM
Total Building Materials business	1,023,827	268,322	26.2%
Magnesia Specialties business:
Products and services	59,889	21,272	35.5%
Freight	4,016	(1,362)	NM
Total Magnesia Specialties business	63,905	19,910	31.2%
Corporate	-	3,446	NM
Total	$1,087,732	$291,678	26.8%

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Building Materials Business

Aggregates

Volume growth accelerated during the quarter’s first two months, reflecting strong underlying product demand, most notably in Texas, North Carolina, Georgia and Iowa. Despite clear market strength, extreme weather temporarily hindered construction activity. Record precipitation in Texas, compounded by disruptions from Hurricane Florence in the Carolinas, adversely impacted September’s aggregates shipment, production and overall efficiency levels.

Heritage aggregates volume and pricing improved 3.8 percent and 2.9 percent, respectively, excluding the third-quarter 2017 shipments from the Company’s Forsyth, Georgia, quarry that was divested in April 2018.

♦

Shipments for the Mid-America Group heritage operations increased 5.4 percent, driven by several large public and private construction projects in North Carolina and windfarm activity in Iowa. This growth was partially offset by disruptions from Hurricane Florence. Weather and product mix limited heritage pricing gains to 2.8 percent.

♦

Shipments for the Southeast Group heritage operations increased 11.9 percent, excluding third-quarter 2017 shipments from the Forsyth, Georgia, quarry that was divested in April 2018.  This improvement was driven by strong construction activity in North Georgia and improving long-haul shipments from Florida distribution yards. Product mix of the Group’s offshore shipments muted heritage pricing growth to 1.7 percent.

♦

West Group shipments declined slightly, driven by record precipitation in September in Dallas/Fort Worth and San Antonio, as well as project delays in Colorado. Notably, the Southwest Division achieved double-digit volume growth heading into September, underscoring the region’s healthy construction market. West Group pricing improved 3.1 percent, reflecting robust pricing in Colorado that was partially offset by product mix and a lower percentage of higher-priced rail-shipped volumes in Texas.

Martin Marietta’s third-quarter heritage aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

Infrastructure Market

♦

Aggregates shipments to the infrastructure market were flat as large public projects in North Carolina and Texas were weather delayed. The Company remains encouraged by the recent acceleration of state lettings and contract awards. As state Departments of Transportation (DOTs) and contractors continue to address labor constraints, and the broader industry benefits from further regulatory reform, management remains confident that infrastructure demand will continue to improve driven by funding provided by the Fixing America’s Surface Transportation Act (FAST Act) and numerous state and local transportation initiatives. While some contractors are reporting longer lag times between contract awards and project commencement, public construction projects, once awarded, are seen through to completion. Thus, delays from weather or other factors typically serve to extend the duration of the construction cycle for the Company’s single largest end-use market. Aggregates shipments to the infrastructure market comprised 41 percent of third-quarter aggregates volumes. On a year-to-date basis, the infrastructure market represented 39 percent of aggregates shipments, remaining below the Company’s most recent five-year average of 43 percent.

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Nonresidential Market

♦

Aggregates shipments to the nonresidential market increased 5 percent, driven by both commercial and heavy industrial construction activity. Looking ahead, ongoing energy-sector project approvals, supported by higher oil prices, underpin management’s expectation that the next wave of these large projects, particularly along the Gulf Coast, will contribute to increased aggregates demand for the next several years. The nonresidential market represented 33 percent of third-quarter aggregates shipments.

Residential Market

♦

Aggregates shipments to the residential market increased 7 percent. Florida, Texas, Colorado, North Carolina, South Carolina and Georgia, six of the Company’s key states, ranked in the top ten nationally for growth in single-family housing unit starts for the trailing twelve months ended August 31, 2018. The residential construction outlook across the Company’s geographic footprint remains positive for both single- and multi-family housing, driven by favorable demographics, job growth, land availability and efficient permitting. The residential market accounted for 20 percent of third-quarter aggregates shipments.

ChemRock/Rail Market

♦

The ChemRock/Rail market accounted for the remaining 6 percent of third-quarter aggregates shipments. Shipments to this sector increased 6 percent, reflecting improved ballast shipments for the Midwest and Rocky Mountain Divisions.

Aggregates product gross margin was 30.4 percent, inclusive of an $8.3 million negative impact on cost of revenues related to selling acquired inventory after its markup to fair value as part of acquisition accounting.  Excluding this impact, adjusted aggregates product gross margin was 31.6 percent.

Acquired operations shipped 5.1 million tons despite Maryland’s wettest third quarter in history.  Selling prices for acquired operations are 10 percent to 15 percent below the corporate average.  Synergy realization is progressing ahead of plan.

Cement

Third-quarter cement shipments and pricing improved 7.6 percent and 3.3 percent, respectively. Both of the Company’s cement operations reported double-digit volume growth prior to September’s record rainfall, underscoring strong Texas demand. These factors, combined with increased production efficiencies, led to a 210-basis-point expansion in product gross margin to 33.1 percent.

Downstream businesses

Ready mixed concrete shipments increased 3.3 percent, with solid gains throughout the Rocky Mountain and Southwest Divisions, despite September’s record rainfall in Texas. Ready mixed concrete selling prices increased 2.7 percent. Project delays and permitting issues contributed to the 9.1 percent decrease in hot mixed asphalt shipments.  Asphalt pricing was essentially flat.

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Magnesia Specialties Business

Magnesia Specialties product revenues increased 14.2 percent to a record $68.4 million with growth in both the chemicals and lime businesses. Operating efficiencies, together with lower unit energy costs, contributed to a 370-basis-point expansion in third-quarter product gross margin to 39.2 percent.

Consolidated

Other operating expenses, net, included a $7.1 million restructuring charge related to the Company’s Southwest ready mixed concrete business. This primarily consists of asset impairment and related severance charges, as various ready mixed concrete locations are consolidated. These actions are anticipated to improve the long-term profitability of the Southwest ready mixed concrete business.

Liquidity and Capital Resources

Cash provided by operating activities for the nine months ended September 30, 2018 was $441.5 million compared with $418.1 million in the first nine months of 2017.

Cash paid for property, plant and equipment additions for the nine months ended September 30, 2018 was $262.2 million. The Company expects capital expenditures of $375 million for full-year 2018 as it continues to prudently deploy capital into the business.

During the third quarter of 2018, the Company contributed $150.0 million to its qualified defined benefit retirement plan and repurchased 305 thousand shares of its common stock for $60.4 million. Additionally, the Company extended the maturity date of its $400 million trade receivable facility to September 25, 2019.

At September 30, 2018, the Company’s ratio of consolidated net debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing twelve months was 2.72 times. The Company expects to be modestly above its target leverage ratio of 2.0X to 2.5X by the end of 2018.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through a meaningful and sustainable dividend and share repurchases.

In August 2018, the Company increased its quarterly cash dividend by 9 percent. Additionally, the Company repurchased 305 thousand shares of common stock pursuant to its share repurchase authorization. The Company has now returned $1.3 billion to shareholders, in the form of dividend payments and share repurchases, since announcing a 20 million share repurchase authorization in February 2015. At September 30, 2018, 14.4 million shares remained under the current repurchase authorization and 62.7 million shares of Martin Marietta common stock were outstanding.

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Outlook for 2018

Management has updated its full-year 2018 guidance to reflect current trends and expectations, including the impact of extraordinary weather-related events encountered during the third quarter.

Specifically:

♦	Heritage aggregates average selling price is expected to increase in a range of 3 percent to 4 percent.
♦

Heritage aggregates volume is expected to be flat to up 1 percent and expected shipments by end-use market, both compared with 2017 levels and excluding shipments of the Company’s Forsyth, Georgia, quarry that was divested in April 2018, are as follows:

•	Infrastructure shipments to be relatively flat.
•	Nonresidential shipments to increase in the low- to mid-single digits.
•	Residential shipments to increase in the high-single digits.
•	ChemRock/Rail shipments to decrease.

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2018 GUIDANCE
($ and tons in thousands, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$4,135,000	$4,255,000
Products and services revenues	$3,855,000	$3,985,000
Freight revenues	$250,000	$270,000
Gross profit	$960,000	$1,000,000
Adjusted gross profit [2]	$980,000	$1,020,000

Selling, general and administrative expenses (SG&A)	$280,000	$285,000
Interest expense	$135,000	$140,000
Estimated tax rate (excluding discrete events)	20%	20%
Net earnings attributable to Martin Marietta	$460,000	$505,000
Adjusted EBITDA [3]	$1,100,000	$1,145,000
Capital expenditures	$375,000	$375,000

Building Materials Business
Aggregates
Volume (total tons) [4]	167,000	170,000
% growth [4]	6.0%	8.0%
Average selling price per ton (ASP)	$13.75	$13.85
% growth [5]	2.0%	3.0%
Total revenues	$2,530,000	$2,600,000
Products and services revenues	$2,320,000	$2,370,000
Freight revenues	$210,000	$230,000
Gross profit	$620,000	$640,000
Adjusted gross profit [2]	$640,000	$660,000

Cement
Total revenues	$390,000	$405,000
Products and services revenues	$375,000	$390,000
Freight revenues	$15,000	$15,000
Gross profit	$120,000	$130,000

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,205,000	$1,235,000
Gross profit	$125,000	$130,000

Magnesia Specialties Business
Total revenues	$280,000	$285,000
Products and services revenues	$255,000	$260,000
Freight revenues	$25,000	$25,000
Gross profit	$95,000	$100,000

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2018 consolidated total revenues exclude $270 million related to estimated interproduct sales.
[2]

Adjusted gross profit is a non-GAAP financial measure and in each case excludes a $20 million increase in costs of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.

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[3]	Adjusted EBITDA is a non-GAAP financial measure. See appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[4]

Represents 2018 total aggregates volumes, which includes approximately 10.7 million internal tons. Volume growth ranges are in comparison with total volumes of 157.7 million tons reported for the full year 2017, which included 10.9 million internal tons and 0.9 million tons from the Company’s Forsyth, Georgia, quarry that was divested in April 2018.

[5]

ASP growth range is in comparison with ASP of $13.46 per ton reported for the full year 2017.  The 2% to 3% ASP growth shown above reflects the inclusion of legacy Bluegrass Materials pricing which is below the heritage corporate average.

Preliminary View of 2019

Management’s preliminary view of 2019 anticipates mid-single-digit growth in both aggregates pricing and shipments.

Supported by third-party forecasts, Martin Marietta believes the current construction cycle will continue to expand at a steady pace in 2019 for each of its three primary construction end-use markets. Notably:

♦

Infrastructure construction activity should benefit from the funding provided by the FAST Act as state DOTs and contractors continue to address labor constraints and the benefits of further regulatory reform emerge. Additionally, state and local initiatives that support infrastructure funding, including gas tax increases, bond programs and other ballot initiatives, continue to garner voter approval at historically attractive levels and will play an expanded role in public-sector activity. Third-party forecasts support increased infrastructure investment in 2019 and beyond, particularly for aggregates-intensive highways and streets.

♦

Nonresidential construction activity should increase in both the commercial and heavy industrial sectors for the next several years across many of the Company’s key markets as supported by third-party forecasts. Continued federal regulatory approvals, supported by higher oil prices, should notably contribute to increased aggregates consumption from the next wave of energy-sector projects, particularly along the Gulf Coast. Construction activity for these projects is expected to begin in earnest in 2019 and beyond.

♦

Residential construction should continue to grow. Management believes a shortage of single-family housing units exists, particularly for entry-level homes; a need the homebuilding industry is now beginning to address. Martin Marietta’s leading positions in southeastern and southwestern states offer superior opportunities for gains in single-family housing driven by a multitude of factors, such as affordable land, lower taxes and fewer regulatory barriers. Residential housing starts of 1.2 million units for the trailing twelve months ended September 2018 remain below the 50-year average of 1.5 million annual starts. Continued strength in residential construction supports future infrastructure and nonresidential activity.

Martin Marietta remains confident in its near- and long-term outlooks given the disciplined execution of its strategic plan and its attractive geographic footprint. Throughout the Company’s portfolio, underlying market fundamentals, including employment, population growth and state fiscal health, are robust and the Company’s markets show no signs of either a slowdown or being overbuilt.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with GAAP.  Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying appendix to this earnings release.

Conference Call Information

The Company will discuss its third-quarter 2018 earnings results on a conference call and an online web simulcast today (November 6, 2018). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental information related to its third-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 1547199.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release (including the outlook) include, but are not limited to: the performance of the United States economy; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal, state or local transportation or infrastructure projects funding, most particularly in Texas, North Carolina, Iowa, Colorado, Georgia and Maryland; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a decline in energy-related construction activity  resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline, particularly in Texas; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean and Gulf Coast hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes and profitability; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, North Carolina and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products;  a trade dispute with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company;  the possibility that the expected synergies from acquisitions (including the acquisition of Bluegrass) will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; continued downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, our Current Report on Form 8-K filed on March 16, 2018 and other periodic filings made with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Products and services revenues	$1,142,218	$1,022,487	$3,024,300	$2,811,646
Freight revenues	77,422	65,245	199,747	183,470
Total revenues	1,219,640	1,087,732	3,224,047	2,995,116

Cost of revenues - products and services	828,110	730,459	2,282,159	2,097,272
Cost of revenues - freight	78,546	65,595	202,595	185,006
Total cost of revenues	906,656	796,054	2,484,754	2,282,278
Gross Profit	312,984	291,678	739,293	712,838

Selling general & administrative expenses	68,441	57,219	209,632	195,127
Acquisition-related expenses, net	89	1,314	12,925	3,319
Other operating expenses and (income), net	3,792	6,181	(26,960)	(2,575)
Earnings from operations	240,662	226,964	543,696	516,967

Interest expense	35,468	23,141	103,526	68,037
Other nonoperating income, net	(4,248)	(479)	(19,873)	(6,434)
Earnings before income tax expense	209,442	204,302	460,043	455,364
Income tax expense	29,089	52,763	84,147	119,277
Consolidated net earnings	180,353	151,539	375,896	336,087
Less: Net earnings attributable to noncontrolling interests	132	(7)	275	(72)
Net Earnings Attributable to Martin Marietta Materials, Inc.	$180,221	$151,546	$375,621	$336,159

Net earnings per common share attributable to common shareholders:
Basic	$2.86	$2.40	$5.95	$5.33
Diluted	$2.85	$2.39	$5.93	$5.30

Dividends per common share	$0.48	$0.44	$1.36	$1.28

Average number of common shares outstanding:
Basic	62,932	62,896	62,970	62,940
Diluted	63,167	63,158	63,224	63,218

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Total revenues:
Building Materials Business:
Mid-America Group	$377,005	$308,472	$906,377	$788,390
Southeast Group	125,547	94,843	318,749	277,474
West Group	643,565	620,512	1,783,174	1,726,742
Total Building Materials Business	1,146,117	1,023,827	3,008,300	2,792,606
Magnesia Specialties	73,523	63,905	215,747	202,510
Total	$1,219,640	$1,087,732	$3,224,047	$2,995,116

Gross profit (loss):
Building Materials Business:
Mid-America Group	$131,331	$117,957	$270,461	$242,778
Southeast Group	30,783	18,371	56,933	51,623
West Group	125,702	131,994	333,949	349,267
Total Building Materials Business	287,816	268,322	661,343	643,668
Magnesia Specialties	25,747	19,910	73,476	65,849
Corporate	(579)	3,446	4,474	3,321
Total	$312,984	$291,678	$739,293	$712,838

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$14,113	$12,671	$41,260	$39,934
Southeast Group	4,440	4,097	13,689	12,896
West Group	26,600	24,716	79,892	75,665
Total Building Materials Business	45,153	41,484	134,841	128,495
Magnesia Specialties	2,404	2,329	7,512	7,146
Corporate	20,884	13,406	67,279	59,486
Total	$68,441	$57,219	$209,632	$195,127

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$120,344	$106,235	$235,221	$204,939
Southeast Group	26,372	17,882	60,464	42,331
West Group	92,090	96,522	249,885	270,246
Total Building Materials Business	238,806	220,639	545,570	517,516
Magnesia Specialties	23,301	17,590	65,867	58,589
Corporate	(21,445)	(11,265)	(67,741)	(59,138)
Total	$240,662	$226,964	$543,696	$516,967

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Total revenues:
Building Materials business products and services:
Aggregates	$687,800	$590,312	$1,778,124	$1,619,282
Cement	98,223	88,470	300,554	280,961
Ready Mixed Concrete	254,686	240,222	750,424	704,471
Asphalt and paving	99,983	110,973	199,489	215,652
Less: Interproduct sales	(66,839)	(67,379)	(205,681)	(198,638)
Subtotal	1,073,853	962,598	2,822,910	2,621,728
Freight	72,264	61,229	185,390	170,878
Total Building Materials Business	1,146,117	1,023,827	3,008,300	2,792,606
Magnesia Specialties business:
Products and services	68,365	59,889	201,390	189,918
Freight	5,158	4,016	14,357	12,592
Total Magnesia Specialties Business	73,523	63,905	215,747	202,510
Consolidated total revenues	$1,219,640	$1,087,732	$3,224,047	$2,995,116

Gross profit (loss):
Building Materials business products and services:
Aggregates	$209,082	$187,065	$460,624	$439,032
Cement	32,543	27,459	97,582	87,608
Ready Mixed Concrete	20,632	23,913	66,226	70,542
Asphalt and paving	25,606	28,873	36,479	44,446
Subtotal	287,863	267,310	660,911	641,628
Freight	(47)	1,012	432	2,040
Total Building Materials Business	287,816	268,322	661,343	643,668
Magnesia Specialties business:
Products and services	26,823	21,272	76,756	69,425
Freight	(1,076)	(1,362)	(3,280)	(3,576)
Total Magnesia Specialties Business	25,747	19,910	73,476	65,849
Corporate	(579)	3,446	4,474	3,321
Consolidated gross profit	$312,984	$291,678	$739,293	$712,838

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In thousands)

	September 30,	December 31,	September 30,
	2018	2017	2017
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$53,961	$1,446,364	$35,219
Accounts receivable, net	644,835	487,240	582,532
Inventories, net	651,295	600,591	576,429
Other current assets	104,717	96,965	83,809
Property, plant and equipment, net	5,103,395	3,592,813	3,521,577
Intangible assets, net	2,908,410	2,666,639	2,664,646
Other noncurrent assets	121,558	101,899	102,573
Total assets	$9,588,171	$8,992,511	$7,566,785

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$380,041	$299,909	$80,038
Other current liabilities	392,645	394,307	388,465
Long-term debt (excluding current maturities)	2,829,657	2,727,294	1,642,502
Other noncurrent liabilities	1,043,500	888,524	1,121,798
Total equity	4,942,328	4,682,477	4,333,982
Total liabilities and equity	$9,588,171	$8,992,511	$7,566,785

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In thousands)
	Nine Months Ended
	September 30,
	2018	2017
Operating activities:
Consolidated net earnings	$375,896	$336,087
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	253,200	221,418
Stock-based compensation expense	23,084	23,698
Gain on divestitures and sales of assets	(35,167)	(17,970)
Deferred income taxes	68,833	6,543
Other items, net	(2,107)	(9,894)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(132,176)	(124,622)
Inventories, net	(8,015)	(54,804)
Accounts payable	42,995	3,182
Other assets and liabilities, net	(145,005)	34,484
Net cash provided by operating activities	441,538	418,122

Investing activities:
Additions to property, plant and equipment	(262,155)	(308,745)
Acquisitions, net of cash acquired	(1,640,698)	(7,200)
Proceeds from divestitures and sales of assets	63,460	33,138
Investments in life insurance contracts, net	771	276
Payment of railcar construction advances	(56,033)	(42,954)
Reimbursement of railcar construction advances	56,033	40,930
Net cash used for investing activities	(1,838,622)	(284,555)

Financing activities:
Borrowings of long-term debt	875,000	1,011,244
Repayments of long-term debt	(695,039)	(975,035)
Payments of deferred acquisition consideration	(6,707)	-
Payments on capital leases	(2,589)	(2,708)
Debt issue costs	(3,194)	(1,989)
Change in bank overdraft	-	1,047
Contributions by noncontrolling interest to joint venture	-	211
Repurchases of common stock	(60,377)	(99,999)
Dividends paid	(86,190)	(80,961)
Purchase of remaining interest in existing joint venture	(12,800)	-
Proceeds from exercise of stock options	6,993	10,017
Shares withheld for employees' income tax obligations	(10,416)	(10,213)
Net cash provided by (used for) financing activities	4,681	(148,386)

Net decrease in cash and cash equivalents	(1,392,403)	(14,819)
Cash and cash equivalents, beginning of period	1,446,364	50,038
Cash and cash equivalents, end of period	$53,961	$35,219

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2018
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Operations:(2)
Mid-America Group	5.4%	2.8%	1.5%	4.5%
Southeast Group	6.2%	1.7%	(0.7%)	1.7%
West Group	(0.6%)	3.1%	(0.9%)	2.4%
Total Heritage Aggregates Product Line	3.2%	2.9%	0.2%	3.3%
Total Aggregates Product Line (3)	14.9%	1.5%	7.4%	2.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2018	2017	2018	2017
Heritage Operations:(2)
Mid-America Group	22,533	21,371	55,453	54,624
Southeast Group	5,682	5,349	15,465	15,579
West Group	16,979	17,085	49,186	49,637
Total Heritage Aggregates Product Line	45,194	43,805	120,104	119,840
Acquisitions	5,130	-	8,558	-
Total Aggregates Product Line (3)	50,324	43,805	128,662	119,840

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Heritage aggregates operations exclude acquisitions that were not included in prior-year operations for a full year.
(3) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Shipments (in thousands)
Aggregates tons - external customers	47,442	40,787	120,509	111,617
Internal aggregates tons used in other product lines	2,882	3,018	8,154	8,223
Total aggregates tons	50,324	43,805	128,663	119,840

Cement tons - external customers	587	523	1,767	1,749
Internal cement tons used in other product lines	292	294	966	895
Total cement tons	879	817	2,733	2,644

Ready Mixed Concrete - cubic yards	2,232	2,160	6,799	6,442

Asphalt tons - external customers	394	385	803	863
Internal asphalt tons used in road paving business	709	829	1,420	1,615
Total asphalt tons	1,103	1,214	2,223	2,478

Average unit sales price by product line (including internal sales):
Aggregates (per ton):
Heritage	$13.79	$13.40	$13.87	$13.43
Acquisition	$11.86	$-	$11.95	$-
Total	$13.60	$13.40	$13.74	$13.43
Cement (per ton)	$110.63	$107.11	$108.92	$105.26
Ready Mixed Concrete (per cubic yard)	$112.14	$109.22	$108.36	$107.34
Asphalt (per ton)	$44.40	$44.73	$44.39	$43.08

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in thousands)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of September 30, 2018, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at September 30, 2018, for the trailing-12 months EBITDA. For supporting calculations, refer to the Company's website at www.martinmarietta.com.

Twelve Month Period
October 1, 2017 to
September 30, 2018
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$752,804
Add back:
Interest expense	126,976
Depreciation, depletion and amortization expense	325,410
Stock-based compensation expense	29,846
Acquisition-related expenses, net	36,656
Bluegrass EBITDA - Pre-Acquisition (October 1, 2017 to April 27, 2018)	43,417
Noncash portion of restructuring expenses	5,245
Deduct:
Income tax benefit	(129,691)
Interest income	(7,149)
Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,183,514

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at September 30, 2018	$3,224,046

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at September 30, 2018, for the trailing-12 months EBITDA	2.72 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in thousands)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$333,433	$301,962	$813,361	$741,974

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Earnings Attributable to Martin Marietta	$180,221	$151,546	$375,621	$336,159
Add back:
Interest Expense	35,468	23,141	103,526	68,037
Income Tax Expense for Controlling Interests	29,051	52,744	84,070	119,247
Depreciation, Depletion and Amortization Expense	88,693	74,531	250,144	218,531
Consolidated EBITDA	$333,433	$301,962	$813,361	$741,974

Aggregates shipments in the Southeast Group for January through April of 2018 and the nine months ended September 30, 2017 include the Forsyth, Georgia operation, which was divested in April 2018.

The following table presents aggregates shipment data and volume variance excluding the Forsyth, Georgia operation from the periods of Martin Marietta's ownership to provide a more comparable analysis of aggregates volume variance (tons in 000s).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Southeast Group:
Reported heritage aggregates shipments	5,682	5,349	15,465	15,579
Less: Aggregates shipments for the Forsyth, Georgia quarry during periods of Martin Marietta ownership	-	(272)	(229)	(680)
Adjusted heritage aggregates shipments	5,682	5,077	15,236	14,899

Heritage aggregates volume variance excluding shipments for the Forsyth, Georgia quarry	11.9%		2.3%

Total Heritage Business:
Reported heritage aggregates shipments	45,194	43,805	120,104	119,840
Less: Aggregates shipments for the Forsyth, Georgia quarry during periods of Martin Marietta ownership	-	(272)	(229)	(680)
Adjusted heritage aggregates shipments	45,194	43,533	119,875	119,160

Heritage aggregates volume variance excluding shipments for the Forsyth, Georgia quarry	3.8%		0.6%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, in thousands)

Adjusted consolidated gross profit, adjusted consolidated earnings from operations and adjusted consolidated EBITDA for the three months ended September 30, 2018 and 2017, exclude the impact of acquisition-related expenses, net; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; and the impact of restructuring charges.  Acquisition-related expenses, net, consist of acquisition and integration expenses and the nonrecurring gain on the required divestiture of a legacy Martin Marietta quarry in Georgia as part of the acquisition of Bluegrass Materials.  Adjusted consolidated gross profit, adjusted consolidated earnings from operations and adjusted EBITDA represent non-GAAP financial measures. Management presents these measures for investors and analysts to evaluate and forecast the Company's financial results, as acquisition-related expenses, net; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; and restructuring charges are nonrecurring.

The following reconciles consolidated gross profit in accordance with GAAP to adjusted consolidated gross profit for the three months ended September 30:

	2018	2017
Consolidated gross profit in accordance with GAAP	$312,984	$291,678
Add back:
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	8,349	-
Adjusted consolidated earnings from operations	$321,333	$291,678

The following reconciles consolidated earnings from operations in accordance with GAAP to adjusted consolidated earnings from operations for the three months ended September 30:

	2018	2017
Consolidated earnings from operations in accordance with GAAP	$240,662	$226,964
Add back:
Acquisition-related expenses, net	89	1,314
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	8,349	-
Restructuring charge	7,113	-
Adjusted consolidated earnings from operations	$256,213	$228,278

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, in thousands)

The following reconciles consolidated EBITDA to adjusted consolidated EBITDA for the three months ended September 30:
	2018	2017
Consolidated EBITDA	$333,433	$301,962
Add back:
Acquisition-related expenses, net	89	1,314
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	8,349	-
Restructuring charge	7,113	-
Adjusted consolidated EBITDA	$348,984	$303,276

Adjusted gross margin for aggregates products excludes the impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting and is a non-GAAP measure.  Management presents this measure for investors and analysts to evaluate and forecast the Company's financial results, as the impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting is nonrecurring.

The following reconciles gross margin for aggregates products to adjusted gross margin for aggregates products for the three months ended September 30, 2018:
	2018	2017
Gross profit for aggregates products	$209,082	$187,065
Total revenues for aggregates products	$687,800	$590,312
Gross margin for aggregates products in accordance with GAAP	30.4%	31.7%

Gross profit for aggregates products in accordance with GAAP	$209,082
Add back:
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	$8,349
Adjusted gross profit for aggregates products	$217,431
Total revenues for aggregates products	$687,800
Adjusted gross margin for aggregates products	31.6%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in thousands)

The following are reconciliations of the GAAP measure for the midpoints of the 2018 guidance to the midpoints of the adjusted metrics included in the 2018 guidance:

2018 Guidance - Consolidated gross profit:

Consolidated gross profit in accordance with GAAP	$980,000
Add back:
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	20,000
Adjusted consolidated gross profit	$1,000,000

2018 Guidance - Aggregates product gross profit:

Aggregates product gross profit in accordance with GAAP	$630,000
Add back:
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	20,000
Adjusted aggregates product gross profit	$650,000

2018 Guidance - Adjusted EBITDA

Net Earnings Attributable to Martin Marietta	$482,500
Add back:
Interest Expense	137,500
Taxes on Income	120,500
Depreciation, Depletion and Amortization Expense	340,000
EBITDA	$1,080,500
Add back:
Bluegrass acquisition-related expenses, net	15,000
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	20,000
Restructuring charge	7,000
Adjusted EBITDA	$1,122,500

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